Horizon Technology Finance Provides First Quarter 2024 Portfolio Update

- HRZN Originates $33.5 Million of New Loans in Q1 -

- HRZN Ends Quarter with Committed Backlog of $168 Million -

Farmington, Connecticut – April 10, 2024 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), an affiliate of Monroe Capital, and a leading specialty finance company that provides capital in the form of secured loans to venture capital-backed companies in the technology, life science, healthcare information and services, and sustainability industries, today provided its portfolio update for the first quarter ended March 31, 2024 and an update on the lending platform (“Horizon Platform”) of Horizon Technology Finance Management LLC (“HTFM”), its investment adviser.

“HRZN funded $34 million in new loans in the first quarter, as we continued to monitor the changing venture environment and maintained our cautious approach,” said Gerald A. Michaud, President of HRZN and HTFM. “We are now seeing some green shoots in our markets which we find encouraging. While we watch these developments, we continue to maintain a significant committed backlog of debt investments, which totaled $168 million as of March 31. Our backlog should provide a solid foundation for new debt investments to existing and new portfolio companies in the quarters ahead.”

“During the quarter, we also received $20 million in loan payoffs and partial paydowns, generating accelerated income and prepayment fees, which added to our regular investment income from interest on our outstanding debt investments,” added Mr. Michaud. “Looking forward, we believe HRZN remains well positioned to prudently grow its portfolio of debt investments, while delivering additional value to HRZN’s shareholders.”

First Quarter 2024 Portfolio Update

Originations

During the first quarter of 2024, HRZN funded a total of $33.5 million of loans, as follows:

●	$15.0 million to an existing portfolio company, Sonex Health, Inc., a developer of technology, education and training programs for ultrasound guided procedures.
●

$14.0 million to an existing portfolio company, Ceribell, Inc., a developer of an FDA-cleared rapid response electroencephalography (EEG) medical device, which measures the amount of electrical activity in different regions of the brain in order to diagnose seizures.

●	$2.5 million to an existing portfolio company, a developer of a cloud-native software platform for the property and casualty insurance segment.
●

$1.8 million to an existing portfolio company, Nexii Building Solutions Inc., a green construction technology company focused on creating environmentally-friendly, durable, cost-efficient and disaster-resilient buildings.

●

$0.2 million to an existing portfolio company, Robin Healthcare, Inc., a developer of an AI device that silently observes healthcare visits, extracts data, then builds and uploads clinical notes to a patient’s electronic health record.

Liquidity Events and Partial Paydowns

HRZN experienced liquidity events from three portfolio companies in the first quarter of 2024, including principal prepayments and partial paydowns of $19.8 million, compared to $48.3 million of principal prepayments and partial paydowns during the fourth quarter of 2023:

●

In February, with the proceeds of a new loan from the Horizon Platform, Ceribell, Inc. (“Ceribell”) paid its outstanding principal balance of $11.2 million on its venture loan, plus interest and end-of-term payment. HRZN continues to hold warrants in Ceribell.

●	In March, HRZN received a principal paydown of $1.1 million on its venture loans to NextCar Holding Company, Inc. (“NextCar”). HRZN continues to hold warrants in NextCar.
●	In March, Engage3, LLC paid its outstanding principal balance of $7.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee.

Principal Payments Received

During the first quarter of 2024, HRZN received regularly scheduled principal payments on investments totaling $10.5 million, compared to regularly scheduled principal payments totaling $13.2 million during the fourth quarter of 2023.

Commitments

During the quarter ended March 31, 2024, HRZN closed new loan commitments totaling $37.5 million to three companies, compared to new loan commitments of $89.4 million to four companies in the fourth quarter of 2023.

Pipeline and Term Sheets

As of March 31, 2024, HRZN’s unfunded loan approvals and commitments (“Committed Backlog”) were $168.2 million to 14 companies. This compares to a Committed Backlog of $218.3 million to 15 companies at HRZN as of December 31, 2023. HRZN’s portfolio companies have discretion whether to draw down such commitments and the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing. Accordingly, there is no assurance that any or all of these transactions will be funded by HRZN. Across the Horizon Platform, the quarter ended with an additional $4.7 million of unfunded loan approvals and commitments.

During the quarter, HTFM received a signed term sheet that is in the approval process, which may result in the Horizon Platform providing up to an aggregate of $10.0 million of new debt investments. These opportunities are subject to underwriting conditions including, but not limited to, the completion of due diligence, negotiation of definitive documentation and investment committee approval, as well as compliance with HTFM’s allocation policy. Accordingly, there is no assurance that any or all of these transactions will be completed or funded by HRZN.

Warrant and Equity Portfolio

As of March 31, 2024, HRZN held a portfolio of warrant and equity positions in 99 portfolio companies, including 87 private companies, which provides the potential for future additional returns to HRZN’s shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is an $18 billion asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819